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EXHIBIT 4.7

SUBORDINATED PROMISSORY NOTE

    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR HYPOTHECATED WITHOUT COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS OR AN AVAILABLE EXEMPTION THEREFROM.

$	Los Angeles, California
July 19, 2001

    FOR VALUE RECEIVED, MSC.Software Corporation, a Delaware corporation ("Maker"), unconditionally promises to pay to the order of             ("Payee"), the principal amount of            DOLLARS ($      ), with interest on the unpaid principal amount from the date hereof until principal is paid in full at a rate of seven percent (7%) per annum. Principal hereof shall be payable on July 19, 2003. Interest shall be payable in arrears on January 19 and July 19 of each year, commencing January 19, 2002.

    1.  Payment.  Principal and interest on this note are payable in lawful money of the United States at             , or such other place as Payee shall have designated in writing for such purpose at least five business days in advance of the applicable payment date.

    If any payment of principal or interest on this note shall become due on a Saturday, Sunday or legal holiday under the laws of the State of California, or any other day on which banking institutions in The City of Los Angeles are obligated or authorized by law or executive order to close, such payment shall be made on the next succeeding business day in California, and any such extended time of the payment of principal shall be included in computing interest at the rate this note bears prior to maturity in connection with such payment.

    2.  Prepayment.  Principal and interest on this note may be prepaid at any time, in whole or in part, without premium or penalty in lawful money of the United States. If Maker elects to prepay this note, or any portion hereof, it shall give notice of such prepayment in writing not less than ten (10) nor more than thirty (30) days prior to the date fixed for such prepayment, which notice shall specify: (i) the date fixed for prepayment; and (ii) the amount of such prepayment. Prepayments shall include payment in cash of all accrued interest on the amount so prepaid.

    Upon receipt of any payment or prepayment of interest or principal, Payee shall make a notation on this note of the payment received and provide Maker with evidence acceptable to Maker that the payment has been received by Payee and so noted. Upon payment in full, this note shall be surrendered to Maker for cancellation.

    3.  Subordination.  This note and the enforcement thereof is subordinated in right of payment and liquidation to any and all commercial bank term loans and secured lines of credit of Maker currently existing or hereafter incurred (including any refinancing or renewals thereof) and all liabilities and obligations thereunder (the "Senior Indebtedness").

    Upon any distribution to creditors of Maker in a liquidation or dissolution of Maker or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Maker or its property: (i) holders of the Senior Indebtedness shall be entitled to receive payment in full in cash of the principal of and interest (including interest accruing after the commencement of any such proceeding) to the date of payment of the Senior Indebtedness before Payee shall be entitled to receive any payment of principal of or interest on this note; and (ii) until the Senior Indebtedness is paid in full in cash, any distribution to which Payee would be entitled but for this Section 3 shall be made to the holders of the Senior Indebtedness as their interests may appear, except that Payee may receive securities that are subordinated to the Senior Indebtedness to at least the same extent as this note.

    Maker may not pay principal of or interest on this note and may not acquire this note if any Senior Indebtedness is not paid when due or any other default on the Senior Indebtedness occurs and continues for any period of time and after any notice, the passage and giving of which is necessary to permit holders of the Senior Indebtedness to accelerate its maturity. Maker may resume payments on this note when the default is cured or waived.

    If a distribution is made to Payee that because of this Section 3 should not have been made to Payee, Payee shall hold it in trust for holders of the Senior Indebtedness and pay it over to them as their interests may appear.

    4.  Incurrence of Indebtedness.  Maker agrees that until the repayment in full of this note, Maker will not, without the prior written consent of Nader Khoshniyati (which consent will not be unreasonably withheld), incur any obligation for borrowed money, other than Senior Indebtedness, with a stated maturity date prior to the stated maturity date of this note.

    5.  Authority.  Maker has the corporate power and authority to execute and deliver this note, and to carry out its obligations hereunder, and no other corporate proceedings on the part of Maker is necessary to authorize such execution, delivery or performance. This note has been duly and validly executed and delivered by Maker and constitutes a legal and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

    6.  Default.  Maker shall be in default hereunder upon the occurrence of any one of the following events:

  (a)
  default in the payment of interest on this note to Payee when due, which default shall continue and remain unremedied for at least five days;

  (b)
  default in the payment of principal on this note to Payee when due, whether at maturity or otherwise;

  (c)
  a court having jurisdiction shall have entered a decree or order granting relief in respect of Maker in any involuntary proceeding under any applicable bankruptcy, insolvency, conservatorship, receivership, reorganization or other similar law now or hereafter in effect, or appointing a receiver, liquidator, trustee, assignee or custodian, or similar official, of Maker or of all or substantially all of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in full force and unstayed for a period of 60 days; or

  (d)
  Maker shall institute proceedings for relief under any applicable bankruptcy, insolvency, conservatorship, receivership, reorganization or any other similar law now or hereafter in effect, or shall consent to the institution of any such proceeding against it, or shall consent to the appointment of a receiver, liquidator, trustee, assignee or custodian, or similar official, of it or of all or substantially all of its property, or shall make an assignment for the benefit of creditors.

Whenever Maker shall be in default as aforesaid, Payee, at its option, may declare the entire unpaid principal balance hereof together with all accrued and unpaid interest thereon immediately due and payable. Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, paid or incurred by Payee in enforcing any rights of Payee.

    7.  Miscellaneous.

    (a) All notices and other communications provided for hereunder shall be in writing and mailed, telecopied or delivered as follows: if to Maker, at its address specified opposite its signature below; and if to Payee, at            ; or in each case at such other address as shall be designated by Payee or

Maker. All such notices and communications shall, when mailed or telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier.

    (b) No failure or delay on the part of Payee to exercise any right, power or privilege under this note and no course of dealing between Maker and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

    (c) If any provision in or obligation under this note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

    (d) THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF MAKER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

    (e) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST MAKER ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS NOTE MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE.

    THIS NOTE (OR ANY INTEREST IN THIS NOTE) SHALL NOT BE (1) TRANSFERRED BY PAYEE WITHOUT THE PRIOR WRITTEN CONSENT OF MAKER, WHICH CONSENT MAY BE WITHHELD BY MAKER FOR ANY REASON OR (2) PLEDGED BY PAYEE WITHOUT THE PRIOR WRITTEN CONSENT OF MAKER, WHICH CONSENT MAY NOT BE UNREASONABLY WITHHELD.

    IN WITNESS WHEREOF, Maker has caused this note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

MSC.SOFTWARE CORPORATION

By:

Title:

Address:	2 MacArthur Place Santa Ana, California 92707

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SUBORDINATED PROMISSORY NOTE